Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to the Common Shares of Beneficial Interest of Office Properties Income Trust, and that this agreement be included as an exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning it contained herein and therein but shall not be responsible for the completeness and accuracy of the information concerning the others.

IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement as of this 19th day of August, 2026.

Redwood Capital Management LLC

Signature:	/s/ Ruben Kliksberg
Name/Title:	Ruben Kliksberg / Managing Member of Double Twins K, LLC, the general partner of Redwood Capital Management Holdings, LP, its sole member
Date:	8/19/2026

Redwood Capital Management Holdings, LP

Signature:	/s/ Ruben Kliksberg
Name/Title:	Ruben Kliksberg / Managing Member of Double Twins K, LLC, its general partner
Date:	8/19/2026

Double Twins K, LLC.

Signature:	/s/ Ruben Kliksberg
Name/Title:	Ruben Kliksberg / Managing Member
Date:	8/19/2026

Ruben Kliksberg

Signature:	/s/ Ruben Kliksberg
Name/Title:	Ruben Kliksberg / Individually
Date:	8/19/2026